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EXHIBIT 99

     For Immediate Release

For more information: Susan Hoff
IRO & SVP Corporate Communications
(952) 947-2443
susan.hoff@bestbuy.com

Best Buy Adjusts Earnings Outlook
For Second Half of Fiscal Year 2001

    Minneapolis, November 9, 2000—Best Buy Co., Inc. (NYSE: BBY) today announced that earnings expectations for the fiscal third quarter, ending November 25, 2000, will be approximately 27 cents per share, compared to the First Call consensus estimate, of 44 cents per share. Fourth quarter earnings, ending March 3, 2001, will be approximately 90 cents per share, compared to consensus estimates of $1.02. These changes reflect the softer economy, which has created increased promotional activity. This will reduce gross margins and profitability.

    "Our store traffic remains strong. Comparable store sales continue on plan at five percent," said Chief Financial Officer Allen Lenzmeier. "We are experiencing lower gross margins as retailers fight to gain market share in a more cautious consumer environment. We are confident that our proven operating model combined with our market-leading position and dedicated employees, enable us to take the appropriate actions to respond to current market conditions."

    Best Buy will conduct a conference call for analysts, institutional investors, and the news media to discuss information included in this news release and related matters at 9:00 a.m. EST (8:00 a.m. CST) today. The conference call numbers are (612) 288-0340 or (612) 332-0530, and the passcode is 549285. The conference call will be available simultaneously and in its entirety to all other interested investors through a webcast at http://investor.bestbuy.com. A replay of the call will be available beginning at approximately 1:00 p.m. EST today through midnight Friday, November 10. The webcast will be archived on Best Buy's Investor Relations site.

    Actual third quarter sales will be released Thursday, November 30, and earnings will be released on Tuesday, December 12, 2000.

    Statements made in this news release, other than those concerning historical financial information, should be considered forward looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's beliefs and assumptions regarding information currently available, and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those identified in the Company's filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

    Best Buy quarterly financial results and news releases can be found on the Internet at the Company's Web site, www.BestBuy.com, or accessed via PR Newswire's Web site at www.prnewswire.com. For an immediate faxed copy call "Company News on Call" by dialing (800) 758-5804 and then entering the access code 098313.

    Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the nation's number one volume specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates more than 400 retail locations in 41 states and online at http://www.BestBuy.com.

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Best Buy Adjusts Earnings Outlook For Second Half of Fiscal Year 2001